Exhibit 99.1

Charlton Aria Acquisition Corporation Announces Receipt of Nasdaq Notice Regarding Delinquent Filing of Annual Report on Form 10-K

Wilmington, DE, April 21, 2026 (GLOBE NEWSWIRE) -- Charlton Aria Acquisition Corporation (Nasdaq: CHARU), a Cayman Islands exempted company (the “Company”) today announced that it has received a letter (the “ Notice ”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“ Nasdaq ”), notifying the Company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”), as required for continued listing on The Nasdaq Global Market. The Notice has no immediate effect on the listing or trading of the Company’s securities.

Nasdaq provided the Company 60 days, or until June 15, 2026, to submit a plan to regain compliance with the Rule (the “Plan”) if the Company has not filed Form 10-K by June 15, 2026. If Nasdaq accepts the Plan, the Company may be granted an exception of up to 180 calendar days from the Form 10-K’s due date, or until October 12, 2026, to regain compliance with the Rule. In the event the Plan is not accepted by Nasdaq, the Company may appeal that decision to a Hearings Panel.

The Company intends to file the Form 10-K as promptly as possible in order to regain compliance with the Rule. If the Company is unable to file the Form 10-K by June 15, 2026, the Company intends to submit a plan with Nasdaq.

About Charlton Aria Acquisition Corporation

Charlton Aria Acquisition Corporation is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact Information:

Charlton Aria Acquisition Corp.

Mr. Jung Min Lee
Chairman, Chief Executive Officer, and Director
221 W 9th St #848
Wilmington, DE 19801
Email: jmlee@charltonaria.com